Exhibit 5

August 1, 2005

Coast Financial Holdings, Inc.

1301 - 6th Avenue West

Bradenton, Florida 34205

Re:	Coast Financial Holdings, Inc.

Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Coast Financial Holdings, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 158,000 shares of the Company’s common shares, $5.00 par value per share (the “Shares”), to be issued by the Company under the Coast Financial Holdings, Inc. 2005 Stock Incentive Plan (the “2005 Plan”), adopted on March 22, 2005 and approved by the Company’s shareholders on May 20, 2005. The 2005 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, and restricted and unrestricted stock awards (collectively “Awards”) to employees and directors of the Company and its subsidiaries with respect to an aggregate of 158,000 Shares.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, instruments, certificates or comparable documents of public officials and of officers and representatives of the Company, and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed, including without limitation, the following: (a) the 2005 Plan, (b) the Articles of Incorporation of the Company, (c) the Bylaws of the Company, (d) certain resolutions adopted by the Board of Directors of the Company relating to approval of the 2005 Plan, the reservation of Shares for issuance thereunder, and related matters, (e) the proxy statement on Schedule 14A as filed with the Commission on April 18, 2005, and mailed to shareholders of the Company in connection with the 2005 Annual meeting of Shareholders (“2005 Annual Meeting”) relating to, among other things, the approval and adoption of the 2005 Plan, (f) the minutes of the 2005 Annual meeting including, the Certificate and Report of the Inspector of Election relating to the approval and adoption of the 2005 Plan by the Company’s shareholders at the Annual Meeting, and (g) the Registration Statement.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified, conformed, or photostatic, the authenticity of the originals of such documents, and the accuracy and completeness of all corporate

Coast Financial Holdings, Inc.

August 1, 2005

records made available to us by the Company. We also have assumed that all agreements and instruments executed by parties other than the Company are the valid, binding and enforceable obligations of such parties and that the individuals signing on behalf of such parties have been duly authorized to execute and deliver such agreements and instruments. We also have assumed that each award agreement setting forth the terms of each Award granted under the 2005 Plan will be consistent with the 2005 Plan and will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration recorded by the Company for the Shares will be an amount at least equal to par value of the Shares.

Based on the foregoing and in reliance thereon, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when such Shares are issued upon the exercise of an Award granted pursuant to the actions of the committee administering the 2005 Plan and under the terms and conditions of the 2005 Plan, the Shares will be validly issued, fully paid, and nonassessable.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement relating to the Shares, and we hereby consent to such use of our name in such prospectus.

Very truly yours, CARLTON FIELDS, P.A.

By:	/s/ Richard A. Denmon
Richard A. Denmon

RAD/cbb